Exhibit 2.10

Dated 21 APRIL 2006

OPEN JOINT STOCK COMPANY “VIMPEL-COMMUNICATIONS”

as Borrower

and

UBS (LUXEMBOURG) S.A.

as Lender

and

THE BANK OF NEW YORK

as Trustee

DEED OF AMENDMENT

amending the

Loan Agreement and the Further Loan Agreement dated

10 June 2004 and 8 July 2004 respectively between Borrower and

Lender and assigning certain rights, interests and benefits of the

Lender therein pursuant to the Trust Deed and the Supplemental

Trust Deed

THIS DEED OF AMENDMENT is made on 21 April 2006 between:

1.	OPEN JOINT STOCK COMPANY “VIMPEL-COMMUNICATIONS”, an open joint stock company organised under the laws of the Russian Federation whose principal office is Ulitsa 8 Marta 10, Building 14, 127083 Moscow, Russian Federation (the “Borrower”);

2.	UBS (LUXEMBOURG) S.A., a bank established under the laws of the Grand Duchy of Luxembourg and whose registered office is 36-38 Grand-Rue, L-1660 Luxembourg (the “Lender”); and

3.	THE BANK OF NEW YORK, whose principal office is at One Canada Square, Canary Wharf, London E14 5AL, United Kingdom (the “Trustee”).

WHEREAS

A.	This Deed of Amendment is supplemental to the loan agreement dated 10 June 2004 (the “Loan Agreement”) pursuant to which the Lender granted to the Borrower a term loan in an aggregate principal amount of $250,000,000 (the “Loan”) and the further loan agreement dated 8 July 2004 (the “Further Loan Agreement”) pursuant to which the Lender granted to the Borrower an additional loan in an aggregate principal amount of $200,000,000 (the “Further Loan”).

B.	Certain rights, interests and benefits of the Lender in the Loan Agreement and the Further Loan Agreement were assigned to the Trustee, and acknowledged by the Borrower, pursuant to clause 4(B) of the trust deed dated 16 June 2004 between Lender and Trustee (the “Trust Deed”) as restated by the supplemental trust deed dated 14 July 2004 (the “Supplemental Trust Deed”).

C.	At the request of the Borrower, the parties hereto wish to consent to and make certain amendments to the Loan Agreement and the Further Loan Agreement.

NOW THIS DEED OF AMENDMENT WITNESSES AND IT IS HEREBY DECLARED as follows:

1.	DEFINITIONS

In this Deed of Amendment the following words and expressions shall have the following meanings:

“Effective Date” means the date on which the Trustee confirms to the Borrower in writing that it has received the documents set out in Schedule 1 hereto in form and substance satisfactory to it.

“Noteholders” means the holders of the Notes from time to time.

“Notes” means the US$450,000,000 10% loan participation notes due 2009 issued by the Bank and constituted under the Trust Deed as restated by the Supplemental Trust Deed.

Other than the capitalised terms defined above and subject as hereinafter provided and unless there is anything in the subject or context inconsistent therewith, all words and expressions defined in the Loan Agreement and the Further Loan Agreement, as amended by this Deed of Amendment (the “Amended Loan Agreement” and the “Amended Further Loan Agreement” respectively) shall have the same meanings in this Deed of Amendment.

2.	REPRESENTATIONS OF THE BORROWER

The Borrower makes the representations and warranties set out in Schedule 2 hereto on the date hereof and on the Effective Date in favour of the Lender and the Trustee and acknowledges that the Lender and the Trustee have entered into this Deed of Amendment in reliance on those representations and warranties.

3.	REPRESENTATIONS OF THE LENDER

The Lender makes the representations and warranties set out in Schedule 3 hereto on the date hereof and on the Effective Date in favour of the Trustee and acknowledges that the Trustee has entered into this Deed of Amendment in reliance on those representations and warranties.

4.	AMENDMENTS TO THE LOAN AGREEMENT

With effect on and from the Effective Date, Clause 7.6 of the Loan Agreement and of the Further Loan Agreement are hereby amended and restated as follows:

“At any time in the open market or otherwise, the Borrower and its Subsidiaries may purchase any instruments issued to the agreed funding source for cash consideration or pursuant to an exchange offer. If such instruments are purchased for cash consideration by, or on behalf of, the Borrower or any of its Subsidiaries and surrendered by, or on behalf of, the Borrower or any of its Subsidiaries to the Lender for cancellation (together with an authorisation addressed to the agent of the agreed funding source to cancel such instruments), the Lender shall credit the Borrower with the prepayment of an amount of the loan equal to the aggregate outstanding principal amount of such cancelled instruments. If such instruments are purchased, with the consent of the Borrower, by, or on behalf of, the Lender pursuant to an exchange offer (whereby the instruments are tendered by the agreed funding source in exchange for new instruments issued by the Lender for the purposes of funding a new loan to the Borrower to be advanced under a new loan agreement (the “New Loan Agreement”)), the Borrower’s obligations under Clause 6 (Repayment), upon settlement of the exchange offer, shall become immediately due and payable in an amount equal to the aggregate outstanding principal amount of such tendered, and accepted for tender and not withdrawn, instruments and notwithstanding any other provision in this Agreement, be immediately set-off against an equal amount to be advanced under the New Loan Agreement.”

5.	TRUSTEE INDEMNITY

(a)	From the Borrower

The Borrower and the Trustee agree and acknowledge that the execution of, and the performance of the obligations set out in, this Deed of Amendment by the Trustee consitute “BNY Roles” as defined in, and for the purposes of, the deed of indemnity and the trustee supplemental deed of indemnity entered into between the Trustee and the Borrower on 16 June 2004 and 14 July 2004 respectively.

(b)	From the Lender

(i)	The Lender shall pay to the Trustee remuneration for its services as trustee such remuneration to take the form of a one-off acceptance fee in the amount agreed between the Lender and the Trustee payable no later than the business day following the date hereof. The Lender shall also pay or discharge all costs, charges and expenses (including, without limitation, in respect of taxes, duties and other charges) and including any value added tax or similar tax charged or chargeable in respect thereof and legal fees and expenses on a full indemnity basis incurred by the Trustee in relation to the preparation and execution of this Deed of Amendment and all other documents relating thereto (together, the “Initial Expenses”), the Initial Expenses to be the amount agreed between the Lender and the Trustee.

(ii)	In addition to any benefit conferred under Clause 5(b)(iii) below, the Lender will indemnify the Trustee and hold the Trustee harmless:

(1)	against all liabilities, actions, proceedings, costs, claims or demands (including, but not limited to, all reasonable costs, charges and expenses paid or incurred in preparing for, investigating or defending any of the foregoing), losses, damages or expenses (“Liabilities”) (including without limitation, reasonable legal fees and any applicable value added tax) suffered or incurred by the Trustee arising out of or in connection with the execution of this Deed of Amendment or the performance by it of the obligations set out in this Deed of Amendment; and

(2)	in respect of any stamp duties, stamp duty reserve tax, registration, documentary and any other duties or taxes (including interest and penalities thereon or in connection therewith) to which these presents may be subject on execution, issue, payment or enforcement, provided that (i) such Liability does not arise out of or in connection with the Trustee’s negligence or wilful default; and (ii) any sum payable by the Lender under the above indemnity will be limited to the amounts (if any) and in the currency actually received by the Lender from the Borrower under the second paragraph of Clause 16.4 (Borrower’s Indemnity) of the Loan Agreement and the Further Loan Agreement, less any expenses, costs or fees incurred by the Lender in making a claim or enforcing its rights under the second paragraph of Clause 16.4 (Borrower’s Indemnity) of the Loan Agreement and the Further Loan Agreement and the Lender shall have no further or other liability hereunder.

(iii)	The Lender shall, promptly upon the request of the Trustee, assign to the Trustee the benefit of the indemnity described in the second paragraph of Clause 16.4 (Borrower’s Indemnity) of the Loan Agreement and the Further Loan Agreement.

6.	NOTIFICATION TO NOTEHOLDERS

The Borrower shall, as soon as practicable following the Effective Date, procure that the amendment to the Loan Agreement and the Further Loan Agreement is notified to the Noteholders, on behalf of the Registrar and the Lender, and subject to the approval of the Trustee, in accordance with Condition 14.

7.	GOVERNING LAW AND ARBITRATION

(a)	This Deed of Amendment is governed by, and shall be construed in accordance with, English law.

(b)	If any dispute or difference of whatever nature howsoever arises from or in connection with this Deed of Amendment, or any supplement, modifications or additions thereto (each a “Dispute”), any party to this Deed of Amendment may elect, by notice in writing to the other party, to settle such claim by arbitration in accordance with the following provisions. The parties to this Deed of Amendment hereby agree that, regardless of the nature of the Dispute, any Dispute may be settled by arbitration in accordance with the UNCITRAL Arbitration Rules (the “Rules”) as in force at the date of this Deed of Amendment by a panel of three arbitrators, appointed in accordance with the Rules. The seat of any reference to arbitration shall be London, England. The procedural law of any reference to arbitration shall be English law. The language of any arbitral proceedings shall be English. The appointing authority for the purposes set forth in Article 7(2) and 7(3) of the Rules shall be the London Court of International Arbitration.

8.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Deed of Amendment has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed of Amendment, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

9.	COUNTERPARTS

This Deed of Amendment may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS whereof this Deed of Amendment has been executed and delivered as a deed by the Borrower, the Lender and the Trustee the day and year first above written.

Schedule 1

Conditions precedent

1.	English, Luxembourg and Russian legal opinions from counsel to the Borrower and addressed to the Lender and the Trustee with respect to the Deed of Amendment.

2.	An Officers’ Certificate addressed to the Lender and the Trustee with respect to the Deed of Amendment.

Schedule 2

Borrower’s representations and warranties

1.	The Borrower has been duly organised and is validly existing as a legal entity properly organised, registered and existing under the laws of Russia.

2.	The Borrower has full corporate power and authority to enter into this Deed of Amendment, and this Deed of Amendment has been duly authorised, executed and delivered by the Borrower, and is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

3.	Upon and following the Effective Date, the Amended Loan Agreement and the Amended Further Loan Agreement will each be a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

4.	The execution, delivery and performance of this Deed of Amendment by the Borrower, the compliance by the Borrower with all the provisions hereof and the consummation of the transactions contemplated hereby (a) will not require any consent, approval, authorisation or other order of any court, regulatory body, administrative agency or other governmental body, (b) will not conflict with or constitute a breach of any of the terms or provisions of, or a default under, the charter of the Borrower, (c) will not conflict with or constitute a breach of any agreement, indenture or other instrument to which the Borrower is a party or by which the Borrower or its property or assets is bound, and (d) will not violate or conflict with any laws, administrative regulations or rulings or court decrees applicable to the Borrower.

5.	The Trust Deed as restated by the Supplemental Trust Deed remains, and will (after the Loan Agreement and the Further Loan Agreement are amended by this Deed of Amendment) remain, in full force and effect and the Security Interests created under or evidenced by the Trust Deed as restated by the Supplemental Trust Deed secure, and will (after the Loan Agreement and the Further Loan Agreement are amended by this Deed of Amendment) continue to secure all of the obligations of the Lender under the Trust Deed as restated by the Supplemental Trust Deed and the Notes.

Schedule 3

Lender’s representations and warranties

1.	The Lender is duly incorporated under the laws of Luxembourg and has full corporate power and authority to enter into this Deed of Amendment and to undertake and perform the obligations expressed to be assumed by it herein.

2.	This Deed of Amendment has been duly authorised, executed and delivered by the Lender, and is a legal, valid and binding obligation of the Lender, enforceable against the Lender in accordance with its terms.

3.	All authorisations, consents and approvals required by the Lender for or in connection with the execution of this Deed of Amendment and the performance by the Lender of the obligations expressed to be undertaken in this Deed of Amendment have been obtained and are in full force and effect.

EXECUTED as a deed by

OPEN JOINT STOCK COMPANY “VIMPEL-COMMUNICATIONS”

acting by

/s/ Alexander Izosimov		/s/ Dimitriy Steshenko
Alexander V. Izosimov		Dmitriy Steshenko
Chief Executive Officer and General Director		Chief Accountant
acting under the authority of that company in the presence of:

Witness’s signature:	/s/ Dmitriy Afinogenov	Witness’s signature:	/s/ Dmitriy Afinogenov
Name:	Dmitriy Afinogenov	Name:	Dmitriy Afinogenov
Address:	Ulitsa 8 Marta 10, Bld 14, 127083	Address:	Ulitsa 8 Marta 10, Bld 14,
	Moscow, Russia		127083, Moscow, Russia
Occupation:	Treasurer	Occupation:	Treasurer

EXECUTED as a deed by

UBS (Luxembourg) S.A.

acting by

/s/ Flemming Gerster		/s/ Werner Giesser
Name:	Flemming Gerster	Name:	Werner Giesser
Title:	Director	Title:	Director
acting under the authority of that company in the presence of:

Witness’s signature:	/s/ Gisèle Giavon
Name:	Gisèle Giavon
Address:	c/o UBS (Luxembourg) S.A., 17-21 Blvd, Joseph II, L-2010 Luxembourg
Occupation:	Officer

EXECUTED as a deed by

THE BANK OF NEW YORK

acting by

/s/ Pankaj Kaul		/s/ Peter Malcolm
Name:	Pankaj Kaul	Name:	Peter Malcolm
Title:	Assistant Treasurer	Title:	Assistant Treasurer
acting under the authority of that company in the presence of:

Witness’s signature:	/s/ Brian Robertson
Name:	Brian Robertson
Address:	One Canada Square, Canary Wharf, London E14 5AL
Occupation:	Banker